Exhibit 99.1

News Release

Energy Future Holdings

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports First Quarter 2013 Results

DALLAS – May 2, 2013 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the first quarter ended March 31, 2013. The first quarter results were reported in EFH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“In the first quarter of 2013, we once again delivered solid operational performance with strong safety results. In addition, customer retention rates for our retail business continue to improve, reflecting our commitment to customer care and product innovation.” said John Young, Chief Executive Officer of EFH.

First Quarter GAAP Results

For the first quarter 2013, EFH reported a consolidated net loss (in accordance with GAAP) of $569 million compared with a reported consolidated net loss of $304 million for the first quarter 2012. The first quarter 2013 net loss included (all after tax) $314 million in unrealized commodity-related mark-to-market net losses largely related to positions in EFH’s natural gas hedging program, partially offset by $98 million in unrealized mark-to-market net gains on interest rate swaps that hedge EFH’s variable-rate interest expense; an $84 million favorable impact related to the resolution of certain income tax positions for the competitive business; and an $8 million favorable impact related to the resolution of certain income tax positions for the regulated business.

In comparison, the first quarter 2012 reported consolidated net loss (in accordance with GAAP) included (all after tax) $98 million in unrealized commodity-related mark-to-market net losses largely related to positions in EFH’s natural gas hedging program, partially offset by $74 million in unrealized mark-to-market net gains on interest rate swaps.

First Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the first quarter 2013 totaled a net loss of $445 million compared with a net loss of $280 million for the first quarter 2012. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the first quarter 2013 and 2012, see Tables A1 and A2.

First quarter 2013 adjusted (non-GAAP) operating results from the competitive business declined $167 million (after tax) compared with first quarter 2012. The decrease reflected (all after tax) a $129 million decrease in contribution margin, $24 million in higher interest expense driven by higher average borrowings, $14 million in higher operating costs reflecting planned outages at coal and nuclear generation units, and $9 million in higher depreciation primarily associated with asset retirements during planned outages at three coal units. These negative factors were partially offset by an $8 million benefit reflecting a lower effective tax rate driven by lower accrued interest on uncertain tax positions and $1 million in lower other expenses. The decrease in contribution margin was driven by lower net margin from asset management reflecting lower natural gas hedge volumes and prices, and higher net fuel expense driven by lower lignite blend at our coal plants; partially offset by higher net coal generation due to fewer unplanned outage days and lower amortization of intangibles arising from purchase accounting.

First quarter 2013 adjusted (non-GAAP) operating results related to the regulated business increased $2 million (after tax) compared with first quarter 2012. The results reflected (all after tax) $22 million in higher revenues from transmission tariff increases, automated meter surcharges, colder (more normal) weather, and growth in points of delivery as well as transmission cost recovery surcharges, and $1 million in lower third party transmission fees. These positive factors were partially offset by $10 million in higher depreciation reflecting infrastructure investment, $6 million in higher net interest expense driven by the settlement of a transition bond interest reimbursement agreement with the competitive business in 2012, $3 million in higher other expenses, and $2 million in higher operations and maintenance expense due to energy efficiency programs and advanced metering.

Natural Gas Hedging Program

The EFH natural gas hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. At March 31, 2013, these subsidiaries have effectively sold forward approximately 310 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 36,000 GWh at an assumed 8.5 market heat rate) at weighted average annual hedge prices ranging from $6.89 per MMBtu to $7.80 per MMBtu. Taking into consideration forward retail and wholesale power sales and the positions in the natural gas hedging program, EFH has effectively hedged an estimated 94% and 43% of the price exposure, on a natural gas equivalent basis, related to the competitive business’ expected generation output for 2013 and 2014, respectively (assuming an 8.5 market heat rate). These estimates reflect the currently governing Clean Air Interstate Rule (CAIR) regulations.

The effects of changes in forward natural gas prices on the values of positions in the natural gas program are reflected in net income (GAAP) as discussed above. Reported net realized hedging gains (pretax) associated with this program totaled $256 million for the first quarter 2013. Reported unrealized mark-to-market net losses (pretax) associated with the hedging program totaled $366 million in the first quarter 2013, driven by reversals of previously recorded unrealized gains on positions settled and increases in forward natural gas prices. In comparison, the realized net gains (pretax) were $513 million for the first quarter 2012. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the natural gas hedging program totaled $1,218 million and $1,584 million at March 31, 2013 and December 31, 2012, respectively, with the decline reflecting the settlement of maturing positions and increases in forward natural gas prices.

Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market gains or losses and the actual gains or losses that will ultimately be realized upon settlement of the hedge positions in the future. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will, in this context, be viewed as having resulted in an opportunity cost.

Additional Information

Additional information is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its first quarter 2013 results with its investors on Thursday, May 2, 2013 at 10 a.m. Central (11 a.m. Eastern). The telephone number to participate in the conference call is 888-825-4458 in the United States and Canada and 973-638-3323 internationally, with conference code 31633269. The teleconference will be webcast live in the investor relations section on EFH’s website. An audio replay of this conference will be available until May 16, 2013, via the following telephone numbers: 855-859-2056 in the United States and 404-537-3406 internationally.

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About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading, and TXU Energy, a retail electricity provider with more than 1.7 million customers in Texas. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than 3.2 million delivery points and 119,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward-Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s natural gas hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not generally moving with natural gas prices; any decrease in market heat rates as the program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on TCEH’s assets to secure a substantial portion of the hedges under the program.

Investor Relations:	Corporate Communications:
Molly Sorg 214.812.8868	Allan Koenig 214.812.8080

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Tables

Table A1: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results First Quarter 2013; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,260	1 [a]	1,261
Fuel, purchased power costs and delivery fees	(636)	(7)[a]	(643)
Net gain (loss) from commodity hedging and trading activities	(197)	493 [a]	296
Operating costs	(229)	—	(229)
Depreciation and amortization	(351)	—	(351)
Selling, general and administrative expenses	(162)	—	(162)
Franchise and revenue-based taxes	(17)	—	(17)
Other income	8	—	8
Other deductions	(3)	—	(3)
Interest expense and related charges	(784)	(150)[b]	(934)

Loss before income taxes and equity in earnings	(1,111)	337	(774)
Income tax benefit	475	(205)[c]	270
Equity in earnings of unconsolidated subsidiaries (net of tax)	67	(8)[d]	59

Net loss/adjusted (non-GAAP) operating loss	(569)	124	(445)

[a]

These adjustments total $487 million and represent unrealized mark-to-market net losses on commodity positions, including $366 million in net losses related to the natural gas hedging program and $121 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]

Represents statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes the effect of favorable resolution of certain income tax positions for the competitive business totaling $84 million.

[d]	Represents effect of favorable resolution of certain income tax positions for the regulated business.

Table A2: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results First Quarter 2012; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,222	2 [a]	1,224
Fuel, purchased power costs and delivery fees	(628)	(6)[a]	(634)
Net gain from commodity hedging and trading activities	368	156 [a]	524
Operating costs	(207)	—	(207)
Depreciation and amortization	(337)	—	(337)
Selling, general and administrative expenses	(158)	—	(158)
Franchise and revenue-based taxes	(19)	—	(19)
Other income	7	—	7
Other deductions	(6)	—	(6)
Interest income	2	—	2
Interest expense and related charges	(785)	(114)[b]	(899)

Loss before income taxes and equity in earnings	(541)	38	(503)
Income tax benefit	180	(14)[c]	166
Equity in earnings of unconsolidated subsidiaries (net of tax)	57	—	57

Net loss/adjusted (non-GAAP) operating loss	(304)	24	(280)

[a]

These adjustments total $152 million and represent unrealized mark-to-market net losses on commodity positions, including $129 million in net losses related to the natural gas hedging program and $23 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table B: Financial definitions

Term	Definition

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, results of discontinued operations and other adjustments. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business Results	Refers to the combined results of the Competitive Electric segment and Corporate & Other. Competitive Electric segment refers to the EFH business segment that consists principally of TCEH.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs, and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income (loss) before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.

GAAP	Generally accepted accounting principles.

Purchase Accounting	The purchase method of accounting for a business combination as prescribed by GAAP, whereby the purchase price of a business combination is allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill. Depreciation and amortization due to purchase accounting represents the net increase in such noncash expenses due to recording the fair market values of property, plant and equipment, debt and other assets and liabilities, including intangible assets such as emission allowances, customer relationships and sales and purchase contracts with pricing favorable to market prices at the date of the Merger. Amortization is reflected in revenues, fuel, purchased power costs and delivery fees, depreciation and amortization and interest expense in the income statement.

Regulated Business Results	Refers to the results of the Regulated Delivery segment, which consists largely of EFH’s investment in Oncor.